ABN AMRO Funds

File No.: 811-8004

EXHIBIT TO ITEM 77O

Transactions Effected Pursuant To Rule 10f-3

ABN AMRO Balanced Fund
Issuer	Category (1)	3 yrs. operations	Trade Date	Selling Broker	Shares Purch.	Purch. Price	% of Issue (2)

State of Illinois 2033 (taxable)	Eligible Municipal Securities	Yes	06/05/03	Bear Stearns	715,000	$100.33%

ABN AMRO Bond Fund
Issuer	Category (1)	3 yrs. operations	Trade Date	Selling Broker	Shares Purch.	Purch. Price	% of Issue (2)

State of Illinois 2033 (taxable)	Eligible Municipal Securities	Yes	06/05/03	Bear Stearns	4,235,000	$100.33%

ABN AMRO Investment Grade Bond Fund
Issuer	Category (1)	3 yrs. operations	Trade Date	Selling Broker	Shares Purch.	Purch. Price	% of Issue (2)

State of Illinois 2018 (taxable)	Eligible Municipal Securities	Yes	06/05/03	Bear Stearns	535,000	$99.955	.87%

ABN AMRO Balanced Fund
Issuer	Category (1)	3 yrs. operations	Trade Date	Selling Broker	Shares Purch.	Purch. Price	% of Issue (2)

Quintiles Transnational	Rule 144A Offering	Yes	09/12/03	Citigroup	125,000 par	$100	1.1%

  Securities are (i) part of an issue registered under the Securities Act of 1933, as amended (the "1933 Act") that is being offered to the public, (ii) Eligible Municipal Securities (as defined in Rule 10f-3 under the Investment Company Act of 1940, as amended (the "Rule")), (iii) securities sold in an Eligible Foreign Offering (as defined in the Rule), or (iv) securities sold in an Eligible Rule 144A Offering (as defined in the Rule).

  Represents purchases by all affiliated funds: may not exceed (i) if an offering other than an Eligible Rule 144A offering, 25% of the principal amount of the offering or (ii) if an Eligible Rule 144A offering, 25% of the total of (x) the principal amount of the offering of such class sold by underwriters or members of the selling syndicate to Qualified Institutional Buyers, as defined in Rule 144A(a)(1) under the 1933 Act, plus (y) the principal amount of the offering of such class if any concurrent public offering.